Exhibit 99.1

National & Retail Trades and First Call, Release: May 11, 2006 at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS FIRST QUARTER NET INCOME INCREASE OF

34.1 PERCENT AND EARNINGS PER SHARE OF $0.48

MENOMONEE FALLS, WI … May 11/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the three months ended April 29, 2006.

First Quarter Results

Kohl’s Corporation reported a 34.1 percent increase in net income for the quarter ended April 29, 2006.  Net income was $167.2 million, or $0.48 per diluted share, compared with $124.7 million or $0.36 per diluted share a year ago.  Net sales increased to $3.2 billion from $2.7 billion a year ago, an increase of 16.1 percent for the quarter.  Comparable store sales increased 6.9 percent for the same period.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “We are extremely pleased with our performance for the first quarter.  We exceeded our guidance for both sales and net income.  All lines of business posted strong results as did all regions of the country.  At the same time, we saw continued improvement in our gross margin rate and experienced significant expense leverage on our sales increase.”

Montgomery added, “I am very proud of our associates and the role they played in delivering a great quarter and want to thank them for their hard work, loyalty and dedication to serving our customers.  They are the reason you can continue to ‘expect great things’ from Kohl’s.”

Sale of Credit Card Receivables

During the quarter, the Company completed the sale of its private label credit card accounts and the outstanding balances associated with the accounts to JPMorgan Chase for a purchase price of approximately $1.6 billion.  As previously reported, Kohl’s plans to use the net proceeds to repurchase its common stock, to fund store expansion, and for general corporate purposes.   The Company has entered into a multi-year program agreement with Chase whereby Kohl’s will continue to handle all customer service functions and will continue to be responsible for all advertising and marketing related to its credit card customers.  In return for these services, Kohl’s will receive on-going payments related to the profitability of the program.

Share Repurchase

During the first quarter, Kohl’s board of directors authorized a $2 billion share repurchase program.  The Company expects to execute this share repurchase program primarily in open market transactions, subject to market conditions, and expects to complete the program in approximately two to three years.

Earnings Guidance

As a result of its first quarter performance and the benefit of the investment of the proceeds from the sale of the receivables, the Company is raising its full-year earnings guidance from $2.74 to $2.87 per diluted share to $2.91 to $3.02 per diluted share for fiscal 2006.  This would result in an increase in earnings per share of 20 percent to 24 percent over last year.  The Company issued guidance for the second fiscal quarter of $0.61 to $0.64 per diluted share.

Expansion Update

During the first quarter, the Company successfully opened 17 new stores, including its entry into the Portland, OR market with four stores.

The Company now operates 749 stores in 43 states, compared with 669 stores in 40 states at the same time last year.

The Company will open the balance of its planned 85 stores for 2006 in the third and fourth quarters. The Company will make its initial entry into the state of Washington with stores in the Seattle market and will continue its expansion into Florida.

First Quarter Earnings Conference Call

Investors will have the opportunity to listen to the first quarter earnings conference call today at 5:00 PM (EDT) by dialing (847) 619-6368 ten minutes prior to the start of the call.  In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Company News”), or through Broadcast Networks’ Vcall web site located at http://www.vcall.com.  To listen to the call, please go to either web site at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, a telephone replay will be available beginning shortly after the call and continuing through June 10, 2006. To access this replay, simply dial (630) 652-3018, and use Pass Code: 14332432#.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:

Vicki Shamion, Vice President – Public Relations, (262) 703-1464

KOHL’S CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Millions, except per share data)

(Unaudited)

	13 Weeks Ended
	April 29, 2006	% to Net Sales	April 30, 2005	% to Net Sales

Net sales	$ 3,184.7		$ 2,742.8
Cost of merchandise sold	2,036.5	63.9%	1,759.6	64.2%

Gross margin	1,148.2	36.1%	983.2	35.8%

Operating expenses:
Selling, general and administrative	761.7	23.9%	672.9	24.5%
Depreciation and amortization	93.3	2.9%	80.0	2.9%
Preopening expenses	11.0	0.4%	12.6	0.5%

Operating income	282.2	8.9%	217.7	7.9%

Interest expense, net	14.2	0.5%	17.2	0.6%

Income before income taxes	268.0	8.4%	200.5	7.3%
Provision for income taxes	100.8	3.1%	75.8	2.8%

Net income	$ 167.2	5.3%	$ 124.7	4.5%

Basic net income per share	$ 0.48		$ 0.36
Avg. number of shares	345.3		343.5

Diluted net income per share	$ 0.48		$ 0.36
Avg. number of shares	347.3		345.9

Kohl's Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands) (Unaudited)
Subject to Reclassification

	13 Weeks Ended
	April 29, 2006	April 30, 2005
Operating activities
Net income	$ 167,245	$ 124,734
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	93,407	80,189
Amortization of debt discount	36	53
Deferred income taxes	19,709	47,775
Share-based compensation	9,918	9,608
Excess tax benefits from share-based compensation	(6,952)	(3,564)
Changes in operating assets and liabilities:
Accounts receivable, net	1,652,065	80,329
Merchandise inventories	(110,323)	(165,776)
Other current and long-term assets	(95,895)	(58,766)
Accounts payable	38,720	(17,912)
Accrued and other long-term liabilities	47,453	(88,068)
Income taxes payable	(65,798)	(117,657)

Net cash provided by (used in) operating activities	1,749,585	(109,055)
Investing activities
Acquisition of property and equipment and favorable lease rights	(280,635)	(176,332)
Net (purchases) sales of short-term investments	(1,241,059)	88,767
Other	(2,576)	(233)
Net cash used in investing activities	(1,524,270)	(87,798)
Financing activities
Proceeds from short-term debt	0	175,000
Net borrowing under credit facilities	0	15,000
Repayments of other long-term debt, net	(101,689)	(1,020)
Excess tax benefits from share-based compensation	6,952	3,564
Treasury stock purchases	(77,247)	0
Proceeds from issuances of common shares	15,032	7,321

Net cash (used in) provided by financing activities	(156,952)	199,865
Net increase in cash and cash equivalents	68,363	3,012
Cash and cash equivalents at beginning of period	126,839	116,717

Cash and cash equivalents at end of period	$ 195,202	$ 119,729

Kohl's Corporation
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)
Subject to Reclassification

	April 29, 2006	April 30, 2005
Assets
Current assets:
Cash and cash equivalents	$ 195,202	$ 119,729
Short-term investments	1,401,136	0
Accounts receivable trade, net	0	1,309,303
Merchandise inventories	2,347,891	2,112,753
Deferred income taxes	0	3,322
Other current assets	176,129	106,060
Total current assets	4,120,358	3,651,167

Property and equipment, net	4,791,447	4,179,569
Favorable lease rights, net	209,225	221,775
Goodwill	9,338	9,338
Other assets	52,500	38,729
Total assets	$ 9,182,868	$ 8,100,578

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 868,691	$ 686,743
Accrued liabilities	662,954	477,720
Income taxes payable	94,158	55,961
Deferred income taxes	3,210	0
Short-term debt	0	190,000
Current portion of long-term debt and capital leases	8,440	105,038
Total current liabilities	1,637,453	1,515,462

Long-term debt and capital leases	1,043,952	1,018,033
Deferred income taxes	210,623	226,428
Other long-term liabilities	211,457	161,490
Shareholders’ equity	6,079,383	5,179,165
Total liabilities and shareholders’ equity	$ 9,182,868	$ 8,100,578